Schedule A – IMS Agreement – Columbia ETF Trust

Schedule A

As of March 1, 2016

Columbia ETF Trust

Fund	Assets (millions)		Management Fee Rate
Columbia Intermediate Municipal Bond Strategy ETF		$0-$500	0.480%
		$500-$1,000	0.475%
		$1,000-$2,000	0.445%
		$2,000-$3,000	0.420%
		$3,000-$6,000	0.385%
		$6,000-$9,000	0.360%
		$9,000-$10,000	0.350%
		$10,000-$12,000	0.340%
		$12,000-$15,000	0.330%
		$15,000-$24,000	0.320%
		$24,000-$50,000	0.300%
	>$	50,000	0.290%
Columbia Core Bond ETF		$0-$500	0.500%
		$500-$1,000	0.495%
		$1,000-$2,000	0.480%
		$2,000-$3,000	0.460%
		$3,000-$6,000	0.450%
		$6,000-$7,500	0.430%
		$7,500-$9,000	0.415%
		$9,000-$10,000	0.410%
		$10,000-$12,000	0.400%
		$12,000-$20,000	0.390%
		$20,000-$24,000	0.380%
		$24,000-$50,000	0.360%
	>$	50,000	0.340%

Schedule A – IMS Agreement – Columbia ETF Trust

IN WITNESS THEREOF, the parties hereto have executed the foregoing Schedule A as of February 26, 2016.

COLUMBIA ETF TRUST

By:	/s/ Christopher O. Petersen
	Name:	Christopher O. Petersen
	Title:	President

COLUMBIA MANAGEMENT INVESTMENT ADVISERS, LLC

By:	/s/ Amy K. Johnson
	Name:	Amy K. Johnson
	Title:	Managing Director and Chief Operating Officer